Exhibit 10
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of September 10, 2007 by and between MGM MIRAGE (“Employer”, “we” or “us”), and Dan D’Arrigo (“Employee” or “you”) and supersedes the Employment Agreement between Employer and Employee entered into as of November 1, 2005.
1.	Employment. We hereby employ you, and you hereby accept employment by us, as our Executive Vice President and Chief Financial Officer to perform such executive, managerial or administrative duties as we may specify from time to time during the Specified Term (as defined in Section 2). In construing the provisions of this Agreement, the term “Employer”, “we” or “us” includes all of our subsidiary, parent and affiliated companies, but specifically excludes Tracinda Corporation, its stockholder or stockholders, and its subsidiaries.

2.	Term. The term of your employment under this Agreement commences on September 10, 2007 and it terminates on September 10, 2011 (the “Specified Term”). Unless a new written employment agreement is executed by the parties, upon the expiration of the Specified Term, all terms and conditions of this Agreement will continue, except that the new Specified Term of the Agreement shall be three (3) months, which shall renew for successive three (3) month periods on each successive three (3) month anniversary, if the Agreement is not otherwise terminated pursuant to its terms.

3.	Compensation. During the Specified Term, we shall pay you a minimum annual salary of $500,000 payable in arrears at such frequencies and times as we pay our other employees. You are also eligible to receive generally applicable fringe benefits commensurate with our employees in positions comparable to yours. We will also reimburse you for all reasonable business and travel expenses you incur in performing your duties under this Agreement, payable in accordance with our customary practices and policies, as we may modify and amend them from time to time. Your performance may be reviewed periodically. You are eligible for consideration for a discretionary raise, annual bonus of up to 100% of your annual salary, promotion, and/or participation in discretionary benefit plans; provided, however, whether and to what extent you will be granted any of the above will be determined by us in our sole and absolute discretion.

4.	Extent of Services. You agree that your employment by us is full time and exclusive. You further agree to perform your duties in a competent, trustworthy and businesslike manner. You agree that during the Specified Term, you will not render any services of any kind (whether or not for compensation) for any person or entity other than us, and that you will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with your duties under this Agreement, without the approval of the Board of Directors of MGM MIRAGE or the person or persons designated by the Board of Directors to determine such matters.

5.	Policies and Procedures. You agree and acknowledge that you are bound by our policies and procedures as they may be modified and amended by us from time to time. In the event the terms in this Agreement conflict with our policies and procedures, the terms of this Agreement shall take precedence. As you are aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. You acknowledge that you have read and are familiar with our policies, procedures and manuals and agree to abide by them. Because these matters are of such importance to us, you specifically confirm that you are familiar with and will comply with our policies of prohibiting underage gaming, supporting programs to treat compulsive gambling, and promoting diversity in all aspects of our business.
6.	Licensing Requirements. You acknowledge that we are engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, New Jersey, Michigan, Mississippi, Illinois, Macau S.A.R., the United Kingdom and other jurisdictions in which we are engaged in a gaming business or where we have applied to (or during the Specified Term may apply to) engage in a gaming business. You shall apply for and obtain any license, qualification, clearance or other similar approval which we or any regulatory authority which has jurisdiction over us requests or requires that you obtain.

7.	Failure to Satisfy Licensing Requirement. We have the right to terminate your employment under Section 10.1 of this Agreement if: (i) you fail to satisfy any licensing requirement referred to in Section 6 above; (ii) we are directed to cease business with you by any governmental authority referred to in Section 6 above; (iii) we determine, in our sole and exclusive judgment, that you were, are or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize our business, reputation or such licenses; or (iv) any of our licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of your employment by us or as a result of your actions.

8.	Restrictive Covenants
8.1	Competition. You acknowledge that, in the course of performing your responsibilities under this Agreement, you will form relationships and become acquainted with Confidential Information. You further acknowledge that such relationships and the Confidential Information are valuable to us, and the restrictions on your future employment contained in this Agreement, if any, are reasonably necessary in order for us to remain competitive in our various businesses. In consideration of this Agreement and the compensation payable to you under this Agreement, and in recognition of our heightened need for protection from abuse of relationships formed or Confidential Information garnered before and during the Specified Term of this Agreement, you covenant and agree that, except as otherwise explicitly provided in Section 10 of this Agreement, if you are not employed by us for the entire Specified Term, then during the entire Restrictive Period you shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any Competitor. The terms “Confidential Information,” “Restrictive Period” and “Competitor” are defined in Section 22. Your obligations during the Specified Term and Restrictive Period under this Section 8.1 include but are not limited to the following:

8.1.1	You will not make known to any third party the names and addresses of any of our customers, or any other information pertaining to those customers.

8.1.2	You will not call on, solicit and/or take away, or attempt to call on, solicit and/or take away, any of our customers, either for your own account or for any third party.

8.1.3	You will not call on, solicit and/or take away, any of our potential or prospective customers, on whom you called or with whom you became acquainted during employment by us (either before or during the Specified Term), either for your own account or for any third party.

8.1.4	You will not approach or solicit any of our employees with a view towards enticing such employee to leave our employ to work for you or for any third party, or hire any of our employees, without our prior written consent, which we may give or withhold in our sole discretion.
8.2	Confidentiality. You further covenant and agree that you will not at any time during or after the Specified Term, without our prior written consent, disclose to any other person or business entities any Confidential Information or utilize any Confidential Information in any way, including communications with or contact with any of our customers or other persons or entities with whom we do business, other than in connection with your employment hereunder.

8.3	Employer’s Property. You hereby confirm that the Confidential Information constitutes our sole and exclusive property (regardless of whether you possessed or claim to have possessed any of such Confidential Information prior to the date hereof). You agree that upon termination of your active employment with us, you will promptly return to us all notes, notebooks, memoranda, computer disks, and any other similar repositories of Confidential Information (regardless of whether you possessed such Confidential Information prior to the date hereof) containing or relating in any way to the Confidential Information, including but not limited to the documents referred to on Exhibit A hereto. Such repositories of Confidential Information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Confidential Information.

8.4	Notice to Employer. You agree to notify us immediately of any other persons or entities for whom you work or provide services during the Specified Term or within the Restrictive Period. You further agree to promptly notify us, during the Specified Term, of any contacts made by any gaming licensee which concern or relate to an offer to employ you or for you to provide consulting or other services.
9.	Representation and Additional Agreements. You hereby represent, warrant and agree that:

9.1	The covenants and agreements contained in Sections 4 and 8 above are reasonable in their geographic scope, duration and content; our agreement to employ you and a portion of the compensation and consideration we have agreed to pay you under Section 3 of this Agreement, are in partial consideration for such covenants and agreements; you agree that you will not raise any issue of the reasonableness of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements, and such covenants and agreements shall survive the termination of this Agreement;

9.2	The enforcement of any remedy under this Agreement will not prevent you from earning a livelihood, because your past work history and abilities are such that you can reasonably expect to find work in other areas and lines of business;

9.3	The covenants and agreements stated in Sections 4, 6, 7 and 8 of this Agreement are essential for our reasonable protection;

9.4	We have reasonably relied on your representations, warranties and agreements, including those set forth in this Section 9; and

9.5	You have the full right to enter into this Agreement and by entering into and performance of this Agreement, you will not violate or conflict with any arrangements or agreements you may have with any other person or entity.

9.6	You agree that in the event of your breach of any covenants and agreements set forth in Sections 4 and 8 above, we may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, you waive any claim that we have an adequate remedy at law.
10.	Termination.
10.1	Employer’s Good Cause Termination. We have the right to terminate this Agreement at any time during the Specified Term hereof for Employer’s Good Cause (which term is defined in Section 22). Upon any such termination, we will have no further liability or obligations whatsoever to you under this Agreement except as provided under Sections 10.1.1, 10.1.2, and 10.1.3 below.
10.1.1	In the event Employer’s Good Cause termination is the result of your death during the Specified Term, your beneficiary (as designated by you on our benefit records) will be entitled to receive your salary for a three (3) month period following your death, such amount to be paid at regular payroll intervals.

10.1.2	In the event Employer’s Good Cause termination is the result of your Disability (which term is defined in Section 22), we will pay you (or your beneficiary in the event of your death during the period in which payments are being made) an amount equal to your salary for three (3) months following your termination, such amount to be paid at regular payroll intervals, net of payments received by you from any short term disability policy which is either self-insured by us or the premiums of which were paid by us (and not charged as compensation to you).
10.1.3	You or your beneficiary will be entitled to exercise your vested but unexercised stock options to acquire Company’s stock, stock appreciation rights (“SAR”) or other stock-based compensation (“Other Right”) as of the date of termination, if any, upon compliance with all of the terms and conditions required to exercise such options, SARs or Other Rights.
10.2	Employer’s No Cause Termination. We have the right to terminate this Agreement on written notice to you in our sole discretion for any cause we deem sufficient or for no cause, at any time during the Specified Term. Upon such termination, our sole liability to you shall be as follows:
10.2.1	We will treat you as an inactive employee through the Specified Term and (i) pay your salary for the period remaining in the Specified Term, and (ii) maintain you as a participant in all health and insurance programs in which you and your dependents, if applicable, are then participating (as such programs may be changed by us from time to time for its employees in positions comparable to yours and subject to satisfying the eligibility requirements of such programs to the extent imposed by third party providers) through the first to occur of (x) the end of the Specified Term or (y) the date on which you become eligible to receive health and/or insurance benefits, as applicable from a new employer. However, you would not be eligible for flex or vacation time, discretionary bonus or new grants of stock options, SARs or Other Rights, but (subject to Section 10.5.1 of this Agreement, if applicable) you would continue to vest previously granted stock options, SARs or Other Rights, if any, for the shorter of twelve (12) months from the date you are placed in an inactive status or the remaining period of the Specified Term if you remain in inactive status for such period; and

10.2.2	You will be entitled to exercise your vested but unexercised stock options to acquire Company stock, SARs or Other Rights, if any, while you are on inactive status and upon termination of your inactive status, upon your compliance with all of the terms and conditions required to exercise such options, SARs or Other Rights.
Upon any such termination, you will continue to be bound by the restrictions in Section 8 above. Notwithstanding anything herein to the contrary, while you are in an inactive status, you may be employed by or provide consultation services to a non-Competitor, provided that we will be entitled to offset the compensation being paid by us during the Specified Term by the compensation and/or consultant’s fees being paid to you, and provided further, that we will not be required to continue to provide benefits to the extent that you are entitled to receive benefits from a third party. In addition, at any time after the end of the Restrictive Period, if you are in an inactive status, you may notify us in writing that you desire to terminate your inactive status (an “Employee Inactive Termination Notice”) and immediately thereafter we will have no further liability or obligations to you, except under Section 10.2.2 above.
10.3	Employee’s Good Cause Termination. You may terminate this Agreement for Employee’s Good Cause (which term is defined in Section 22). Prior to any termination under this Section 10.3 being effective, you agree to give us thirty (30) days’ advance written notice specifying the facts and circumstances of our alleged breach. During such thirty (30) day period, we may either cure the breach (in which case your notice will be considered withdrawn and this Agreement will continue in full force and effect) or declare that we dispute that Employee’s Good Cause exists, in which case this Agreement will continue in full force until the dispute is resolved in accordance with Section 12. In the event this Agreement is terminated under this Section 10.3, you will be entitled to exercise your vested but unexercised stock options to acquire Company stock, SARs or Other Rights, if any, upon your compliance with all the terms and conditions required to exercise such options, SARs or Other Rights, but you will have no further claim against us arising out of such breach. In the event of termination of this Agreement under Section 10.3, the restrictions of Section 8.1 shall no longer apply.

10.4	Employee’s No Cause Termination. In the event you terminate your employment under this Agreement without cause, we will have no further liability or obligations whatsoever to you hereunder, except that you will be entitled to exercise your vested but unexercised stock options to acquire Company stock, SARs or Other Rights, if any, upon your compliance with all the terms and conditions required to exercise such options, SARs or Other Rights and all salary through the date of termination; provided, however, that we will be entitled to all of our rights and remedies by reason of such termination, including without limitation, the right to enforce the covenants and agreements contained in Section 8 and our right to recover damages.

10.5	Change in Control. In the event there is a Change in Control of Company (which term is defined in Section 22), then:
10.5.1	All of your unvested options, SARs, or Other Rights, if any, shall become fully vested.

10.5.2	If the Change of Control results from an exchange of outstanding common stock as a result of which the common stock of MGM MIRAGE is no longer publicly held, then all your options to purchase common stock of MGM MIRAGE, SARs and Other Rights will vest or be exercisable, as applicable, at the time or times they would otherwise have vested or been exercisable for the consideration (cash, stock or otherwise) which the holders of MGM MIRAGE common stock received in such exchange. For example, if immediately prior to the Effective Date, you had vested and exercisable options to acquire 5,000 shares of MGM MIRAGE’s common stock and the exchange of stock is one share of common stock of MGM MIRAGE for two shares of common stock of the acquiring entity, then your options will be converted into options to acquire, upon payment of the exercise price, 10,000 shares of the acquiring entity’s common stock. If, in addition, you had vested but unexercisable stock options, at the time those options became exercisable, each option would, on exercise and payment of the exercise price, entitle you to receive two shares of the acquiring company’s common stock.
10.5.3	If the Change of Control results from a sale of MGM MIRAGE’s outstanding common stock for cash with the result that MGM MIRAGE’s common stock is no longer publicly held, then upon the Change of Control, all of your options to purchase common stock of MGM MIRAGE, SARs and Other Rights will vest or be exercisable, as applicable, at the time or times they would otherwise have vested or been exercisable for cash equal to the difference between the purchase price and the exercise price for the options, SARs or Other Rights. For example, if immediately prior to the Change in Control, you have options to acquire 2,000 shares of MGM MIRAGE’s common stock at an exercise price of $35, and the purchase price for MGM MIRAGE common stock was $40, then upon the vesting and exercisability of such options you would be entitled to receive $10,000 in full satisfaction of such options (2,000 shares times $5 per share). If, in addition, you had vested but unexercisable stock options, at the time those options became exercisable, you would be entitled to receive $5, net of applicable taxes, for each option that became exercisable in full satisfaction of that option.
10.6	Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Section 10.3 with respect to the undertaking contained in Section 8.1, the covenants and agreements contained in Section 8 will survive a termination of this Agreement or of your employment, regardless of the reason for such termination.

10.7	Acknowledgement Concerning Options, Stock Appreciation Rights and Other Rights. The parties acknowledge that the provisions contained herein with respect to stock options, SARs or Other Rights are only applicable to stock options, SARs or Other Rights, if any, which are granted to you contemporaneously with, or after the date of this Agreement. With respect to any other stock options, SARs or Other Rights, if any, granted to you prior to the date of this Agreement, such provisions herein shall not be applicable and the provisions originally governing such stock options, SARs or Other Rights shall remain in full force and effect and shall not be altered by this Agreement.
11.	Arbitration. Except as otherwise provided in Exhibit B to this Agreement (which constitutes a material provision of this Agreement) disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit B.

12.	Disputed Claim. In the event of any Disputed Claim (such term is defined in Section 22), such Disputed Claim shall be resolved by arbitration pursuant to

Exhibit B. Unless and until the arbitration process for a Disputed Claim is finally resolved in your favor and we thereafter fail to satisfy such award within thirty (30) days of its entry, no Employee’s Good Cause exists for purposes of your termination rights pursuant to Section 10.3 with respect to such Disputed Claim. Nothing herein shall preclude or prohibit us from invoking the provisions of Section 10.2, or of our seeking or obtaining injunctive or other equitable relief.
13.	Severability. If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions of this Agreement, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on you unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, you and we agree that the invalidated restrictions are retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. This Section 12 does not limit our rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by you of the enforceable provisions of this Agreement.

14.	No Waiver of Breach or Remedies. No failure or delay on the part of you or us in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

15.	Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by you and a duly authorized member of our senior management. No consent to any departure by you from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of our senior management. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.	Governing Law. The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, and except for Disputed Claims, the courts of the State of Nevada shall have exclusive jurisdiction over any claim with respect to this Agreement.

17.	Number and Gender. Where the context of this Agreement requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

18.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

19.	Assignment. This Agreement is personal to you and may not be assigned by you.

20.	Successors and Assigns. This Agreement shall be binding upon our successors and assigns.

21.	Prior Agreements. This Agreement shall supersede and replace any and all other employment agreements which may have been entered into by and between the parties. Any such prior employment agreements shall be of no force and effect.

22.	Certain Definitions. As used in this Agreement:

“Change of Control” shall mean the first to occur of any of the following events:
(1)	Any “person” or “group” of persons (as such terms are used in §13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company’s principal stockholder as reflected in the Company’s Proxy Statement dated March 29, 2002 (the “Principal Stockholder”), the Principal Stockholder’s sole shareholder, members of the immediate family, as well as the heirs and legatees, of the Principal Stockholder’s sole shareholder and trusts or other entities for the benefit of such persons or affiliates of such persons (as such term “affiliates” is defined in the rules promulgated by the Securities and Exchange Commission) (the “Principal Stockholder Group”), becomes the beneficial owner (as that term is used in §13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote generally in the election of directors. (For the avoidance of doubt, as of the date hereof, the Principal Stockholder Group is the beneficial owner of fifty percent (50%) or more of the Company’s capital stock);

(2)	At any time, individuals who, at the date of this Agreement, constitute the Board of Directors of the Company, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of in excess of seventy five percent (75%) by the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

(3)	Any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the Stock immediately prior to the consolidation or merger hold more than fifty percent (50%) of the Stock of the surviving corporation immediately after the consolidation or merger;

(4)	Any liquidation or dissolution of the Company; or

(5)	The sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Internal Revenue Code §1563) in which the Company is a member.

“Company” means MGM MIRAGE.

“Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) one or more hotels; (iii) resort-style condominiums; (iv) convention or meeting facilities or (v) any retail or shopping venue in excess of 100,000 square feet, and which activities are in the State of Nevada or in or within a 150 mile radius of any other jurisdiction in which Employer is engaged in any such activities or proposes to engage in any such activities”.

“Confidential Information” means all knowledge, know-how, information, devices or materials, whether of a technical or financial nature, or otherwise relating in any manner to the business affairs of Employer, including without limitation, names and addresses of Employer’s customers, any and all other information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Employer, Employer’s casino, hotel, retail, entertainment and marketing practices, procedures, management policies, any trade secret, including but not limited to any formula, pattern, compilation, program, device, method, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain any economic value from its disclosure or use, and any other information regarding the Employer which is not already and generally known to the public, whether or not any of the foregoing is subject to or protected by copyright, patent, trademark, registered or unregistered design, and whether disclosed or communicated (in writing or orally) before, on or after the date of this Agreement, by Employer to Employee. Confidential Information shall also specifically include, without limitation, those documents and reports set forth on Exhibit A attached hereto and incorporated herein by this reference.

“Disputed Claim” means that Employee maintains pursuant to Section 10.3 that Employer has breached its duty to Employee and Employer has denied such breach.

“Employee’s Good Cause” shall mean (i) the failure of Employer to pay Employee any compensation when due, save and except a Disputed Claim to compensation; or (ii) a material reduction in the scope of duties or responsibilities of Employee or any reduction in Employee’s salary save and except a Disputed Claim.

“Employee’s Physician” shall mean a licensed physician selected by Employee for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Employer’s Good Cause” shall mean:
(1)	Employee’s death or disability; disability is hereby defined to include incapacity for medical reasons certified to by Employer’s Physician which precludes the Employee from performing the essential functions of Employee’s duties hereunder for a substantially consecutive period of six

(6) months or more. (In the event Employee disagrees with the conclusions of Employer’s Physician, Employee (or Employee’s representative) shall designate an Employee’s Physician, and Employer’s Physician and Employee’s Physician shall jointly select a third physician, who shall make the determination);
(2)	Employee’s failure to abide by Employer’s policies and procedures, misconduct, insubordination, inattention to Employer’s business, failure to perform the duties required of Employee up to the standards established by the Employer’s senior management, or other material breach of this Agreement; or

(3)	Employee’s failure or inability to satisfy the requirements stated in Section 6 above.
“Employer’s Physician” shall mean a licensed physician selected by Employer for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Restrictive Period” means the twelve (12) month period immediately following any separation by Employee from active employment occurring during the Specified Term (or such shorter period remaining in the Specified Term should Employee separate from active employment with less than twelve (12) months remaining in the Specified Term).

23.	The parties acknowledge that neither Tracinda Corporation nor Kirk Kerkorian, individually or collectively, is a party to this Agreement or any exhibit or agreement provided for herein. Accordingly, the parties hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement or any exhibit or agreement provided for herein, or (ii) any party has any claim arising from or relating to any such agreement, no party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Tracinda Corporation or Kirk Kerkorian by reason of such alleged breach, default or claim.

     IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE — DAN D’ARRIGO
/s/ Dan D’Arrigo

EMPLOYER — MGM MIRAGE
/s/ Gary N. Jacobs
By:	Gary N. Jacobs
Executive Vice President, General Counsel, and Secretary